Registration No. 33-50639
                                                       Rule 424(b)(3) & (c)


                         SUPPLEMENT DATED APRIL 3, 1998
                       TO PROSPECTUS DATED AUGUST 10, 1994
                        AS SUPPLEMENTED ON JUNE 18, 1996

1. In Response to recent changes to federal income tax law, the GE Stock IRA Plan is being made available to share owners of GE common stock through three types of self-directed individual retirement accounts: the GE Traditional IRA, the GE Roth IRA and the GE Education IRA. Accordingly:

   --All references in the Prospectus to GE IRAs shall include the GE
     Traditional IRA, the GE Roth IRA and the GE Education IRA, except as described below.

     [bullet] The following modifies the corresponding information set forth in the last paragraph on page 3 of the Prospectus under the heading "COMPARISON OF THE GE STOCK IRA PLAN AND THE GE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN" and in the first paragraph under the heading "Dividend Reinvestment" on page 7 of the
              Prospectus:

              Cash dividends on shares of GE common stock held under the GE Stock IRA Plan are automatically reinvested in additional shares of GE common stock, except that a Participant who has attained age 59-1/2 and holds shares in a GE Traditional IRA or a GE Roth IRA, may elect to have all (and not less than all) such cash dividends instead paid to his or her GE IRA and immediately distributed to the Participant as a withdrawal. Such an election by a Participant will remain in effect until it is revoked by the Participant. A Participant who holds shares in a GE Education IRA may not elect to have cash dividends automatically withdrawn.

     [bullet] The following modifies the corresponding information set forth in the first paragraph under the heading "Rollovers and Transfers of Shares Into a GE IRA" on page 9 of the Prospectus:

              A person may deposit, or cause to be deposited, shares of GE common stock (i) into his or her GE Traditional IRA through a tax-free rollover of shares from the Participant's GE S&S Program account or through a tax-free rollover or transfer from another Traditional IRA established by such person, (ii) into his or her GE Roth IRA through a tax-free rollover or transfer from a Traditional IRA or another Roth IRA, if eligible, established by such person or (iii) into his or her GE Education IRA through a tax-free rollover from another Education IRA, if eligible, established by such person.

   --All references in the Prospectus to the GE IRA Disclosure Statement and Custodial Account Agreement shall include the GE Traditional and Roth IRA Disclosure Statement and Custodial Account Agreement and the GE Education IRA Disclosure Statement and Custodial Account Agreement; and

   --All references in the Prospectus to the Application shall include the GE
     Traditional IRA New Account Form, the GE Roth IRA New Account Form and the GE Education IRA New Account Form.

2. The following modifies the corresponding information set forth under the heading "COMPARISON OF THE GE STOCK IRA PLAN AND THE GE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN" on pages 3-4 of the Prospectus:

   Effective June 1, 1998, the General Electric Company Dividend Reinvestment and Share Purchase Plan (the "GE DRP") will be replaced by a new plan, GE Stock Direct ("GE Direct"). Following are the terms of GE Direct that will differ from the terms of the GE DRP described in the comparison with the GE Stock IRA Plan set forth in the Prospectus:

   --GE Direct will permit a participant to acquire his or her first share of
     GE common stock through GE Direct;
   --Purchases, other than for purposes of dividend reinvestment, through GE
     Direct generally will be made within one week after purchase orders are received or monthly withdrawals are automatically made from a participant's bank account;
   --Sales through GE Direct generally will be made twice each week;
   --GE Direct will charge certain fees in connection with additional purchases of shares of GE common stock; and --The limit on additional purchases of shares of GE common stock through GE
     Direct will be $10,000 per transaction.

   Further information about GE Direct and how to enroll in it may be obtained by calling 1-800-STOCK-GE (1-800-786-2543) or from GE's Internet site at http://www.ge.com.

3. If you would like a copy of the recent amendments to the GE Stock IRA Plan, please call 1-800-242-0134.

                                                                        ST-IRA-1